Exhibit 10.7
MASSBANK
Officer Incentive Compensation Bonus Plan
1. Purpose of the Plan
     The purpose of the Plan is to encourage greater initiative, resourcefulness, cooperation and effectiveness on the part of the officers of the Company, by providing a means whereby such participants may be rewarded for their efforts as reflected by the attainment of goals and objectives.
2. Eligibility

Part A.	Junior officers (grades 10-12) hired prior to August 1 of the year in which a bonus is declared. Distribution up to 10%.

Part B.	Officers (grades 13-17) hired prior to August 1 of the year in which a bonus is declared. Distribution up to 15%.

Part C.	Senior officers (grades 18-22). Distribution up to 25%.

Part D.	Executive officers (grades 23-29) . Distribution up to 35%.
     All participants who are not employed by the Company at the beginning of the plan year are eligible on a pro-rata salary basis. All participants must be still employed by the Company on December 31 of the plan year to be eligible for any distribution.
3. Goal (For cash bonus distributions)
     To provide annual increases in shareholder value by increasing net income, earnings per share, book value per share and dividends paid shareholders. To establish additional objectives to increase franchise value and improve efficiency levels throughout the company.
3a. Goal (For option plan distributions)
     To exceed the 5-year comparative returns on the NASDAQ Bank Index and the S&P 500 Index, in addition to increasing total assets, book value per share, net income, earnings per share, return on average assets, return on average equity, non-interest income, improving efficiency and the non-interest expense ratio.

4. Minimum Requirement for Distribution
     The Board of Directors shall meet with Management each fiscal year to establish a minimum net earnings “NE” which must be attained before any distribution can be made under the program.
     When NE is less than the minimum requirement, there will be no distribution made. Each incentive plan year will stand alone and there will be no carryover or carryback of earnings to either subsequent or prior incentive plan years.
     All NE above the minimum requirement will be available to fund bonuses available for all officers at the discretion of the Board of Directors based upon recommendations of the Compensation Committee.
5. Distribution after Minimum Requirements are met
     Part A.
     Participants will receive a bonus rate of up to ten percent of salary. All Part A participants will be graded by their division officers for attainment of individual goals and objectives as indicated in Appendix A for bonus determination.
     Additionally each participant shall have their bonus reduced by one half percent of their salary for every absence above five (grace period) during the plan year, January 1 through November 30. Excused absences, i.e., marriage, maternity leave, death in family, jury duty and military leave shall not reduce an officers bonus. In addition, vacation days may be substituted for other absences without the individual forfeiting any bonus. Whenever the absence exceeds ten consecutive business days, and provided that the employee is entitled to receive three or more weeks of vacation in the twelve month period, the employee may anticipate up to five days of vacation time into the next twelve month period.
     Part B.
     Participants will receive a bonus rate of up to fifteen percent of salary. All Part B participants will be graded by their division officers for attainment of individual goals and objectives as indicated in Appendix A for bonus determination. An attendance factor as described in Part A will then be applied to determine final bonus payments.

     Part C.
     Participants will receive a bonus rate of up to twenty-five percent of salaries of all pool members. All Part C participants will be graded by the Chief Executive Officer for attainment of individual goals and objectives and reviewed by the Compensation Committee and the Board of Directors as indicated in Appendix A for bonus determination. An attendance factor as described in Part A will then be applied to determine final bonus payments.
     Part D.
     The Executive Officers will receive a bonus of up to thirty-five percent of salary. All Executive Officers will be graded by the Compensation Committee of the Board of Directors and reviewed by the Board of Directors for attainment of strategic goals and objectives. An attendance factor as indicated in Part A above will be applied to determine the final bonus distribution.
     While it is the present intention of the Corporation to continue the plan, the Compensation Committee of the Board of Directors reserves the right to modify the plan from time to time or to terminate the plan.

APPENDIX A
     This table represents the accomplishment of each individual in meeting predetermined goals and objectives during the plan year. The percentages in the table represent the percentage of salary distribution for each participant based upon pool designations and individual ratings.

	Achieves Some Goals	Achieves most Goals	Achieves All Goals
Part A	Up to 6%	6-9%	10%
Part B	Up to 9%	9-14%	15%
Part C	Up to 15%	15-24%	25%
Part D	Up to 21%	21-34%	35%